UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(203) 422-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On August 4, 2016, the Board of Directors (the “Board”) of Starwood Property Trust, Inc. (the “Company”) and the Investment Committee of SPT Management, LLC (the “Manager”) approved and adopted an amendment to the investment guidelines for the Company (the “Investment Guidelines”), as set forth in Exhibit A to the Management Agreement, dated as of August 17, 2009 and as amended from time to time, by and between the Company and the Manager, effective immediately.  Such amendment modifies and restates Section 6 of the Investment Guidelines, concerning investment approval procedure, to provide that: (a) any investment by the Company that is less than $150 million will require approval of the Chief Executive Officer of the Company; (b) any investment by the Company that is equal to or in excess of $150 million but less than $250 million will require approval of the Investment Committee of the Manager; (c) any investment by the Company that is equal to or in excess of $250 million but less than $400 million will require approval of each of the Investment Committee of the Board and the Investment Committee of the Manager; and (d) any investment by the Company that is equal to or in excess of $400 million will require approval of each of the Board and the Investment Committee of the Manager.  For purposes of Section 6 of the Investment Guidelines, under such amendment, the total amount of any investment by the Company shall be equal to the Company’s committed loan amount at the consummation of the transaction, minus any amount of exposure being sold or financed off the Company’s balance sheet at the consummation of the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2016	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel